Exhibit 99.1

Latch, Inc. (DOOR) Reports Third Quarter 2026 Financial Results

DOOR Launches OpenDOOR Platform and Advances Automation Capabilities

as Software Revenue Grows 18% and Gross Margin Expands to 55%

St. Louis, Mo. – November 12, 2026 – Latch, Inc., which operates as DOOR, the Building Intelligence company (“DOOR” or the “Company”), today reported financial and operating results for the three and nine months ended September 30, 2026. The Company’s shares currently trade on the OTC Markets under the symbol “LTCH.”

Third Quarter 2026 Highlights (Three Months Ended September 30, 2026)

●	Software revenue increased by 18.1% year-over-year to $6.3 million, driven by continued subscription growth on the DOOR platform.
●	Total revenue was $14.1 million, a decrease of $3.3 million, or 18.9% year-over-year, primarily reflecting a lower volume of hardware shipments and professional services installation activity.
●	Gross profit was $7.8 million, slightly improved year-over-year despite lower total revenue, while gross margin expanded to 55.2% from 44.3%.
●	Operating expenses were $28.0 million, including a $13.6 million non-cash goodwill impairment charge and $1.2 million of restructuring costs. Excluding these items, non-GAAP operating expenses were $13.2 million, a decrease of 6.0% year-over-year.
●	Net loss was $20.5 million, compared with $6.6 million in the third quarter of 2025, primarily reflecting the non-cash goodwill impairment charge.
●	Adjusted EBITDA loss (non-GAAP) improved 17.7% year-over-year to $3.8 million.

“The third quarter results reflect our continued focus on driving profitability, highlighted by our improvement in gross margin,” said David Lillis, Chief Executive Officer of DOOR. “Our priorities are clear: strengthen our best-in-class integrated hardware and software platform, streamline operations, and build a more profitable and sustainable company. We are concentrating our resources on the products and services that deliver the greatest value to our customers while maintaining complementary services that support our broader business objectives. We are leaning into what we do best and exiting non-core operations to focus our resources on higher-margin offerings. The restructuring plan we announced in August, which is expected to reduce annualized operating costs by $10 million to $12 million, is progressing as planned and should accelerate our path to profitability. We are already seeing the benefits of those actions, which should meaningfully support our goal of generating positive cash flow by the second half of 2027.”

“DOOR pioneered Building Intelligence, and growing industry adoption of this approach validates the strategy we set in motion,” Lillis continued. “Following the launch of DOOR Scout, we publicly introduced our developer platform OpenDOOR and our first public partner EliseAI this quarter, and we expect additional releases through year-end. We are focused on executing our Building Intelligence strategy, expanding customer adoption, and creating long-term value for our stockholders.”

Business Highlights

OpenDOOR – The Company officially launched OpenDOOR, its SDK and developer platform, in September 2026. EliseAI was announced as the first public partner, integrating DOOR access into its AI-Guided Tours and Maintenance App. OpenDOOR also supports integrations with Della and Cybersuite X, giving property technology partners and customers access to DOOR’s access management, IoT, and building data. Since the public launch of OpenDOOR, the Company has received significant interest from potential integration partners.

AI and Access Automation – AI remains embedded across the Company’s software development, customer support, and internal operations, contributing to higher productivity and a leaner cost structure. With AI-assisted development, DOOR’s engineering team has nearly quadrupled its development output and moved from releasing software once every two weeks to twice a week. The Company plans to extend that automation to how properties run day to day. DOOR is beginning to roll out new DOOR OS capabilities that automate access for residents, prospects, and vendors. These include Smart Keys, which issue access automatically based on unit assignment; Work Orders, which give vendors access tied to a specific job that ends when the work is complete; and new access roles that let operators give prospects time-limited access for self-guided tours.

Restructuring Plan – During the quarter, the Company began executing the previously announced restructuring plan to accelerate its path to profitability and sharpen its focus on Building Intelligence. The Company commenced a reduction in force in August 2026, which is expected to be completed in the fourth quarter of 2026, and on October 30, 2026, completed the sale of certain assets of its DOOR Property Management business as part of its planned exit from property management operations. The restructuring plan is expected to generate approximately $10 million to $12 million in annualized operating cost savings, allowing the Company to concentrate resources on its core Building Intelligence platform, AI-enabled software capabilities, and continued product innovation.

SEC Investigation Settlement – In October 2026, the Company reached a settlement with the Securities and Exchange Commission (the “SEC”), without admitting the findings, through a cease-and-desist order entered by the

SEC on October 1, 2026, to resolve the previously disclosed investigation. The settlement includes a $1.0 million civil monetary penalty payable in four quarterly installments and resolves this legacy matter.

Key Business Metrics

The Company’s key business metrics are as follows for the periods presented (unaudited, in thousands):

	Three Months Ended September 30,
	2026	2025	$ Change	% Change
GAAP(1) Measures:
Software revenue	$6,344	$5,370	$974	18.1%
Total revenue	$14,140	$17,426	$(3,286)	(18.9)%
Net loss	$(20,484)	$(6,582)	$(13,902)	211.2%
Non-GAAP Measure:
Adjusted EBITDA(2)	$(3,792)	$(4,605)	$813	(17.7)%

(1)	Generally accepted accounting principles in the United States of America.
(2)	Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for the definition, limitations, and reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP measure.

Third Quarter 2026 Results Summary

DOOR reported total revenue of $14.1 million in the third quarter of 2026, a decrease of 18.9% from $17.4 million in the third quarter of 2025 and 9.4% from $15.6 million in the second quarter of 2026. The year-over-year decline primarily reflected lower hardware shipments and related professional services installation activity. Software revenue increased 18.1% year-over-year to $6.3 million, reflecting continued subscription growth and representing a larger share of total revenue. Hardware revenue was $3.1 million, and professional services revenue was $4.7 million.

Gross profit was $7.8 million, an improvement of $0.1 million over the prior-year period, reflecting a greater contribution from higher-margin software revenue and improved professional services margins. This represented a gross margin of 55.2%, compared with 44.3% in the third quarter of 2025. Hardware gross margin was 19.7%, compared with 23.7% in the prior-year period.

Operating expenses were $28.0 million, including the $13.6 million non-cash goodwill impairment charge and $1.2 million of restructuring costs associated with the Company’s previously announced restructuring plan. The impairment reflects the market-participant assumptions used in the required fair value assessment, which differ from the assumptions in the Company’s internal operating plan. Excluding the goodwill impairment and restructuring costs, non-GAAP operating expenses were $13.2 million, a decrease of 6.0% year-over-year.

Net loss was $20.5 million, compared with $6.6 million in the third quarter of 2025, primarily reflecting the goodwill impairment charge. Adjusted EBITDA loss (non-GAAP) improved 17.7% year-over-year to $3.8 million, reflecting improved gross margins and continued cost management despite lower total revenue.

Third Quarter 2026 Cash and Liquidity Update

As of September 30, 2026, the Company had $22.9 million of cash, cash equivalents, and restricted cash, consisting of $17.6 million of cash and cash equivalents and $5.3 million of restricted cash. Cash, cash equivalents, restricted cash, and available-for-sale securities decreased by $3.2 million during the third quarter of 2026, compared with $2.4 million during the second quarter.

Net cash used in operating activities decreased by $16.4 million, or 58.2%, to $11.8 million for the nine months ended September 30, 2026, compared with $28.1 million in the prior-year period, reflecting substantial year-over-year improvement in operating cash flow performance. Quarterly operating cash usage remained relatively stable at $3.4 million in the third quarter of 2026, compared with $3.3 million in the second quarter, demonstrating continued stabilization of the Company’s cash requirements.

The Company has demonstrated consistent improvement in its underlying cash utilization throughout 2026. Reported cash utilization was approximately $6.1 million in the first quarter, $2.4 million in the second quarter, and $3.2 million in the third quarter. Excluding the impact of certain items, including non-ordinary course legal-related payments, restructuring costs, and proceeds from the sale of a private company investment, as applicable, underlying cash utilization improved sequentially from $5.8 million in the first quarter to $4.3 million in the second quarter, and further to $2.2 million in the third quarter. This positive trend in underlying cash utilization reflects the Company’s continued focus on cost discipline, operational efficiency, and liquidity preservation.

The Company expects further improvement in cash utilization during the fourth quarter of 2026, with improvements accelerating throughout 2027 as the benefits of its restructuring initiatives and other operational efficiencies are realized. Additional cash flow improvements are anticipated from the renewal of long-term software contracts, subscription growth, and expanded software offerings. While the first quarter typically includes elevated cash requirements due to the timing of annual payments, the Company expects the combined benefits of these initiatives to drive meaningful improvements in cash utilization, with a goal of achieving positive cash flow by the second half of 2027. This outlook incorporates the $1.0 million civil penalty associated with the Company’s previously disclosed SEC settlement.

Additional Information Available on Our Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2026, which will be posted on the “Financials and SEC Filings” section of the Company’s investor relations website at www.door.com, when it is filed with the SEC. Information contained on, or accessible through, the Company’s website is not incorporated by reference into this press release.

Information Regarding Key Business Metrics

DOOR reviews the key business metrics and other measures presented in this release to measure its performance, identify trends affecting its business, formulate business plans, and make strategic decisions that may impact the future operating results of the Company. For definitions and discussions of key business metrics, see the Company’s most recent Annual Report on Form 10-K.

Increases or decreases in the Company’s key business metrics and other measures may not correspond with increases or decreases in its revenue. The limitations these measures have as analytical tools include: (1) they are not necessarily indicative of the Company’s future financial results and (2) other companies, including companies in DOOR’s industry, may calculate key business metrics or similarly titled measures differently, which reduces their usefulness as comparative measures.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with GAAP and to provide investors with additional information regarding our financial results, we have presented in this press release Adjusted EBITDA and non-GAAP operating expenses, each a non-GAAP financial measure. These measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

We define Adjusted EBITDA as our net loss, excluding the impact of the following items, if applicable: (i) depreciation and amortization expense, (ii) net interest income or expense, (iii) provision for income taxes, (iv) change in fair value of warrant liability, trading securities, or derivative instruments, (v) restructuring costs, (vi) transaction-related costs, (vii) impairment or derecognition of assets, (viii) non-ordinary course legal fees and settlement reserves, (ix) stock-based compensation expense and (x) gain or loss on extinguishment of debt. The most directly comparable GAAP measure is net loss. We believe excluding the impact of these items in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core operating performance. We monitor, and have presented in this press release, Adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our operating performance, to establish budgets, and to develop operational goals for managing our business. We believe Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we include in net loss. Accordingly, we believe Adjusted EBITDA provides useful information to investors, analysts, and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance.

We define non-GAAP operating expenses as total operating expenses, excluding the impact of (i) impairment of goodwill and (ii) restructuring costs. The most directly comparable GAAP measure is total operating expenses. We believe non-GAAP operating expenses provide a useful measure of our ongoing operating cost structure and facilitate period-to-period comparisons by excluding charges that we do not believe are reflective of our core operating performance.

The following table reconciles non-GAAP operating expenses to total operating expenses, the most directly comparable financial measure calculated and presented in accordance with GAAP (in thousands):

	Three Months Ended September 30,
	2026	2025
Total operating expenses	$28,006	$14,044
Impairment of goodwill	(13,605)	—
Restructuring costs	(1,188)	5
Non-GAAP operating expenses	$13,213	$14,049

Adjusted EBITDA and non-GAAP operating expenses are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA and non-GAAP operating expenses rather than net loss and total operating expenses, respectively, which are the most directly comparable financial measures calculated and presented in accordance with GAAP. In addition, the expenses and other items that we exclude in our calculations of these non-GAAP measures may differ from the expenses and other items, if any, that other companies may exclude from similarly titled measures when they report their operating results.

Other companies may also use other measures to evaluate their performance, all of which could reduce the usefulness of these non-GAAP measures as tools for comparison. The following table reconciles Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net loss	$(20,484)	$(6,582)	$(33,322)	$(25,681)
Depreciation and amortization	1,072	1,271	3,100	4,113
Interest expense, net(1)	254	251	883	785
Loss on extinguishment of debt	—	—	120	—
Change in fair value of warrant liability	(3)	(31)	20	38
Restructuring costs	1,188	(5)	1,188	(93)
Impairment of goodwill(2)	13,605	—	13,605	—
Loss on derecognition of intangible assets	—	—	251	—
Non-ordinary course legal fees and settlement reserves(3)	149	324	1,763	2,910
Stock-based compensation expense	427	167	1,096	368
Adjusted EBITDA	$(3,792)	$(4,605)	$(11,296)	$(17,560)

(1)As a result of significant discounts provided to our customers on certain long-term software contracts paid in advance, we determined that there is a significant financing component related to the time value of money and have therefore broken out the interest component and recorded it as a discount in interest expense, net on the accompanying Condensed Consolidated Statements of Operations and Comprehensive Loss. Interest expense, net includes interest expense associated with the significant financing component of $0.4 million and $1.3 million for the three and nine months ended September 30, 2026, respectively, and $0.6 million and $2.0 million for the three and nine months ended September 30, 2025, respectively.

(2)During the three months ended September 30, 2026, we recorded a non-cash goodwill impairment charge of $13.6 million, representing the entire remaining balance of our goodwill. The impairment reflects the market-participant assumptions used in the required fair value assessment. We exclude impairment of assets from Adjusted EBITDA because it is a non-cash charge that we do not believe is reflective of our core operating performance. The charge is presented as impairment of goodwill on the accompanying Condensed Consolidated Statements of Operations and Comprehensive Loss.

(3)The amounts primarily represent legal fees related to stockholder lawsuits and the SEC investigation into issues related to our key performance indicators and revenue recognition practices (the “SEC Investigation”), as well as settlement reserves and related settlement expenses, including the $1.0 million civil monetary penalty, payable in four quarterly installments, under our settlement of the SEC Investigation, which we agreed to without admitting the findings and which was effected by the cease-and-desist order entered by the SEC on October 1, 2026. While we are involved in various litigation and legal disputes in the ordinary course of our business, we believe the non-ordinary course legal fees and settlement reserves included in our calculation of Adjusted EBITDA do not represent normal operating expenses. These costs are included within general and administrative on the accompanying Condensed Consolidated Statements of Operations and Comprehensive Loss.

About DOOR

DOOR is a Building Intelligence company redefining how buildings operate. By combining hardware, intuitive software, and automated services into one streamlined system, DOOR helps properties think ahead, reduce overhead, and quietly improve life inside. Headquartered in St. Louis, Missouri, DOOR supports owners, operators, and residents across residential portfolios and purpose-built communities.

Visit www.door.com for more information.

Media Contact:

press@door.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements within the meaning of the federal securities laws. Because of the cease-and-desist order entered by the SEC on October 1, 2026, the safe harbor for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, is not available to the Company for three years from that date. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “goal,” “may,” “should,” “would,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Forward-looking information includes, but is not limited to, statements regarding: the Company’s cash expenditures, cash flows, revenues, expected reductions in cash used in operating activities, the amount and timing of anticipated cost savings, the Company’s goal of achieving positive cash flow, and other financial or operational results, the Company’s business plans, the Company’s name and branding, the Company’s application for its securities to trade on any particular market or national securities exchange or under any particular stock ticker, the results of our ongoing business transformation, the impacts on our business of our recent restructuring and workforce reduction actions, the use of artificial intelligence by the Company and its anticipated benefits, our ability to continue launching new products and consumer demand for those products, and regulatory disputes and investigations, including the Company’s obligations under, and the related effects of, its settlement with the Securities and Exchange Commission. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including: the Company’s ability to implement its business plans and achieve revenue forecasts; the Company’s ability to realize the anticipated cost savings from its restructuring plan in the amounts and within the timeframe expected; the Company’s ability to achieve positive cash flow within its anticipated timeframe, or at all; changes in the Company’s plans; unexpected delays, difficulties, or expenditures; the Company’s ability to pay the civil monetary penalty and otherwise comply with the terms of its settlement with the SEC, and related effects of its settlement with the SEC; and other factors outside of the Company’s control. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. The Company does not give any assurance that it will achieve its expectations.

###

Latch, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except share amounts)

	September 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$17,620	$34,620
Accounts receivable, net	8,210	7,960
Inventories, net current	12,747	15,258
Prepaid expenses and other current assets	5,943	7,098
Total current assets	44,520	64,936
Property and equipment, net	838	835
Internally-developed software, net	7,256	8,382
Inventories, net non-current	10,238	12,080
Goodwill	—	13,605
Intangible assets, net	1,796	2,297
Other non-current assets	9,504	4,667
Total assets	$74,152	$106,802
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,241	$4,447
Current portion of long-term debt	—	1,314
Accrued expenses	11,083	10,458
Deferred revenue, current	12,439	11,237
Other current liabilities	860	790
Total current liabilities	29,623	28,246
Deferred revenue, non-current	11,970	15,138
Long-term debt	5,000	3,330
Other non-current liabilities	1,961	2,077
Total liabilities	48,554	48,791
Commitments and contingencies
Stockholders’ equity
Common stock - $0.0001 par value, 1,000,000,000 shares authorized; 166,595,035 and 163,519,801 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively⁽¹⁾	19	19
Treasury stock	(1)	(1)
Additional paid-in capital	771,269	770,423
Accumulated other comprehensive income	102	39
Accumulated deficit	(745,791)	(712,469)
Total stockholders’ equity	25,598	58,011
Total liabilities and stockholders’ equity	$74,152	$106,802

(1)	On June 4, 2026, the 738,000 shares subject to vesting requirements held by TS Innovation Acquisitions Sponsor, L.L.C. (the “Sponsor”) related to the 2021 business combination (the “2021 Business Combination”) (such shares, the “Sponsor Shares”) were forfeited and cancelled pursuant to the Sponsor Agreement dated January 24, 2021. Accordingly, such shares are no longer outstanding as of September 30, 2026. Shares issued and outstanding as of December 31, 2025 exclude the unvested Sponsor Shares held by the Sponsor.

Latch, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue
Hardware	$3,101	$5,146	$10,902	$15,099
Software	6,344	5,370	18,611	15,773
Professional services	4,695	6,910	15,944	21,383
Total revenue	14,140	17,426	45,457	52,255
Cost of revenue⁽¹⁾
Hardware	2,489	3,927	9,047	11,380
Software	479	502	1,610	1,556
Professional services	3,365	5,279	11,115	15,926
Total cost of revenue	6,333	9,708	21,772	28,862
Operating expenses
Research and development	4,861	3,759	12,710	13,846
Sales and marketing	3,993	3,995	12,071	11,722
General and administrative	4,475	5,019	15,156	18,646
Depreciation and amortization	1,072	1,271	3,100	4,113
Impairment of goodwill	13,605	—	13,605	—
Total operating expenses	28,006	14,044	56,642	48,327
Loss from operations	(20,199)	(6,326)	(32,957)	(24,934)
Other expense, net
Loss on extinguishment of debt	—	—	(120)	—
Interest expense, net	(254)	(251)	(883)	(785)
Realized gain on investments	2	—	767	—
Change in fair value of warrant liability	3	31	(20)	(38)
Other (expense) income, net	(36)	(36)	(109)	76
Total other expense, net	(285)	(256)	(365)	(747)
Loss before income taxes	(20,484)	(6,582)	(33,322)	(25,681)
Provision for income taxes	—	—	—	—
Net loss	$(20,484)	$(6,582)	$(33,322)	$(25,681)
Other comprehensive income (loss)
Unrealized loss on available-for-sale securities	—	—	(4)	(16)
Foreign currency translation adjustment	23	32	67	21
Comprehensive loss	$(20,461)	$(6,550)	$(33,259)	$(25,676)
Net loss per common share:
Basic and diluted net loss per common share	$(0.13)	$(0.04)	$(0.21)	$(0.16)
Weighted average shares outstanding:
Basic and diluted	162,277,213	160,435,461	161,331,194	160,375,254

(1)	Exclusive of depreciation and amortization shown in operating expenses.

Latch, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2026	2025
Operating activities
Net loss	$(33,322)	$(25,681)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	3,100	4,113
Non-cash interest income	(11)	(149)
Extinguishment of debt	120	—
Change in fair value of warrant liability	20	38
Realized gain on equity investment	(765)	—
Unrealized income on marketable securities	(4)	(14)
Loss on derecognition of intangible assets	251	—
Impairment loss on goodwill	13,605	—
Provision for expected credit losses, net of recoveries	606	87
Provision for expected credit losses on contract assets	(7)	(12)
Stock-based compensation expense	1,096	368
Changes in assets and liabilities
Accounts receivable	(856)	1,859
Inventories, net	4,353	722
Prepaid expenses and other current assets	217	18,280
Other non-current assets	443	904
Accounts payable	789	(827)
Accrued expenses	636	(22,155)
Deferred revenue	(1,966)	(5,225)
Other current liabilities	70	(362)
Other non-current liabilities	(136)	(85)
Net cash used in operating activities	(11,761)	(28,139)
Investing activities
Purchase of available-for-sale securities	(2,357)	(6,656)
Proceeds from sales and maturities of available-for-sale securities	2,381	10,257
Proceeds from sale of investment in private company	1,719	—
Purchase of property and equipment	(96)	(74)
Capitalized internally-developed software	(1,622)	(1,997)
Net cash provided by investing activities	25	1,530
Financing activities
Repayment of term loan	(4,777)	(889)
Proceeds from revolving credit facility	5,000	—
Tax withholdings on settlement of equity awards	(259)	—
Net cash used in financing activities	(36)	(889)
Effect of exchange rate on cash	74	(129)
Net change in cash, cash equivalents and restricted cash	(11,698)	(27,627)
Cash, cash equivalents and restricted cash
Beginning of period	34,620	70,203
End of period	$22,922	$42,576
Supplemental disclosure of non-cash investing and financing activities
Capitalization of stock-based compensation to internally developed software	$9	$4